Exhibit 99.1
Red Lion Reports First Quarter 2008 Results
RevPAR for owned and leased hotels up 3.9% in Quarter; Maintaining Guidance
SPOKANE, WA, May 7, 2008 – Red Lion Hotels Corporation (NYSE: RLH) today announced its results for the first quarter ended March 31, 2008, showing continued growth in RevPAR and EBITDA from continuing operations. Summary results for the three month period follow:

	First Quarter
($ in thousands, except per share)	2008	2007	% change

Total revenue, as reported	$39,559	$39,304	0.6%

Continuing operations before 2008 Special Item: (1)
EBITDA	$3,210	$3,076	4.4%
Net loss	$(2,153)	$(1,980)	nm
Loss per share — diluted	$(0.12)	$(0.10)	nm

Continuing operations as reported:
EBITDA	$(444)	$3,076	nm
Net loss	$(4,510)	$(1,980)	nm
Loss per share — diluted	$(0.25)	$(0.10)	nm

Total loss per share - diluted, as reported	$(0.25)	$(0.10)	nm

[1]	Excludes $3.7 million of separation cost related to the retirement of the company’s former President and CEO, net of its impact on income taxes. A schedule of the Disclosure of 2008 Special Item is included with this release.
In addition, key hotel operating metrics, on a comparable basis, and hotel operating margins for the first quarter are highlighted below for owned and leased hotels:

	First Quarter
	2008	2007	% change

RevPAR (revenue per available room)	$44.91	$43.23	3.9%
ADR (average daily rate)	$85.00	$82.27	3.3%

Occupancy	52.8%	52.5%	+30 bp

Hotel Direct Operating Margin	14.9%	12.8%	+204 bp
President and Chief Executive Officer Anupam Narayan, commenting on the first quarter results, said, “We were pleased to deliver solid RevPAR growth at our owned and leased hotels that outpaced the competitors in our markets. To accomplish this in the face of a challenging economy and a quarter in which Easter was historically early demonstrates the strength of our Red Lion brand strategy. Further, the increase in our RevPAR helped grow our hotel operating margin. While we are appropriately cautious concerning the economy and our sector, we believe we are tracking well to our 2008 guidance.”
Mr. Narayan continued, “With our experienced leadership team and our strong balance sheet, we are delivering both on operations and on our growth strategy of acquiring key hotel assets in strategic western hub cities in the U.S.”
Subsequent Events
On May 7, 2008, Red Lion announced that it had entered into an agreement to acquire the fee simple interest in the Radisson Hotel Denver Southeast – a 478 room hotel – for $25.3 million. The acquisition is expected to close in the second quarter of 2008, subject to usual closing conditions. The property will be branded as a Red Lion hotel upon closing and will continue to operate while the company makes approximately $8 million in renovations, primarily to guest rooms and public spaces.
First Quarter Results
Red Lion’s total revenue during the first quarter was $39.6 million, up 0.6% from the prior-year period. Revenue from hotels was $35.2 million, up 2.5% from the first quarter of 2007, driven by the increase in RevPAR at owned and leased hotels. Hotel direct operating margin increased by 204 basis points to 14.9%. First quarter of 2008 results included no revenue from the Red Lion Hotel Sacramento, compared to three months of revenue in the prior-year period. In addition, first quarter of 2008 contained three months of revenue from the Anaheim hotel purchased in October 2007, which was not in the prior-year period results. On a comparable property basis, hotel revenue increased 4.0%.
The 3.9% RevPAR increase for owned and leased hotels in the first quarter of 2008 was driven by a 3.3% increase in ADR and a 30 basis point increase in occupancy. System-wide, RevPAR fell 0.7% on a quarter-on-quarter basis, with a 240 basis point decrease in occupancy more than offsetting a 3.9% increase in ADR. The system-wide results were negatively impacted by rooms out of service for renovation at a number of franchised hotels.

Franchise and management revenue was $0.3 million, down from the prior-year period due to fewer franchisees in the system and because of the receipt of a $0.2 million franchise termination fee in the prior period. Entertainment revenue was $3.2 million, a decrease of $0.1 million from the same quarter in 2007.
EBITDA from continuing operations for the first quarter 2008 before the 2008 Special Item was $3.2 million, an increase of 4.4% from the first quarter of 2007. The Special Item is comprised of a $3.7 million separation charge in the quarter incurred in connection with the retirement of former President and CEO Arthur Coffey. Net loss from continuing operations excluding this separation charge was $2.2 million – a decrease of $0.2 million from the prior-year period. Loss per fully diluted share from continuing operations excluding the separation charge was $0.12, versus a loss of $0.10 per fully diluted share in the first quarter of 2007.
Outlook for 2008
While we are watchful on the health of the economy, we are maintaining our 2008 guidance as follows:
•	2008 RevPAR growth for company owned and leased hotels in the range of 3-6%.

•	2008 direct hotel operating margins to improve between 50 and 100 basis points from 2007.

•	EBITDA from continuing operations to be in the range of $34 to $36 million, up 3 to 9% from the previous year.
Red Lion’s 2008 EBITDA guidance does not include the impact of the $3.7 million Special Item for separation costs or the impact of the expected Denver acquisition.
Red Lion System Update
The company is currently in the process of renovating guest rooms at its new Anaheim hotel which was acquired in October 2007. We expect to brand the hotel as a Red Lion in 2008 and to complete all renovations in the first part of 2009.
As previously announced:
•	In January 2008, the franchised property Red Lion Baton Rouge (132 rooms) joined the system.

•	In January 2008, our management agreement with the Grove Hotel in Boise, Idaho expired.

•	In April 2008, our franchise agreements with two small properties at a ski resort in Sandpoint, Idaho (82 rooms and 50 rooms, respectively) expired and were not renewed.

•	In April 2008, our franchise agreement with the 169-room Red Lion Hotel Denver Downtown at Invesco Field expired and was not renewed.
Also in April 2008, we terminated our franchise agreement with the 117-room Seattle South – Boeing Field property for non-performance. With these changes, the company had 18 franchised hotels in the Red Lion system at the end of April 2008.
All franchised hotels were required to meet Red Lion’s elevated brand standards by the end of 2007. The majority of hotels met the standards by the end of 2007, while a few are in the process of completing renovations. We are monitoring their work and could terminate additional hotels for noncompliance if their progress is not satisfactory.
Liquidity and Balance Sheet
As of March 31, 2008, the company had $11.6 million in cash and cash equivalents, and interest bearing debt obligations of $113.5 million – all of which are at fixed interest rates. The company continues to maintain a $50 million line of credit, which remains unused as of March 31 and is available to fund future acquisitions or other investments as market conditions warrant. We expect to use some of the credit line to complete the anticipated acquisition of the Denver hotel.
For the remainder of 2008, the company is projecting capital expenditures of $13.7 million for ongoing maintenance, hotel improvement and Anaheim renovation costs. These figures exclude any estimates for work on the expected acquisition of the Denver hotel.
Conference Call Information
The Company will hold a conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) on May 8, 2008, to discuss the results for interested investors, analysts and portfolio managers. Management on the call will include President and CEO Anupam Narayan and Chief Financial Officer Anthony Dombrowik.
To participate in the conference call, please dial the following number ten minutes prior to the scheduled time: (800) 230-1093. International callers should dial (612) 332-0107.
This conference call will also be webcast live at http://www.redlion.com in the Investor Relations section of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 1:30 p.m. PST on May 8, 2008, through June 8, 2008 at (800) 475-6701 or (320) 365-3844 (International) access code – 921023. The replay will also be available shortly after the call on the Red Lion website.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of March 31, 2008 the RLH hotel network was comprised of 53 hotels located in nine states and one Canadian province, with 9,266 rooms and 441,640 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2007 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Julie Langenheim, Investor Relations Manager
(509) 777-6322
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200
Media:
ICR Inc.
Liz Brady
(646) 277-1226

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended March 31,
	2008	2007	$ Change	% Change
Revenue:
Hotels	$35,235	$34,381	$854	2.5%
Franchise and management	335	789	(454)	-57.5%
Entertainment	3,211	3,347	(136)	-4.1%
Other	778	787	(9)	-1.1%

Total revenues	39,559	39,304	255	0.6%

Operating expenses:
Hotels	30,000	29,974	26	0.1%
Franchise and management	73	263	(190)	-72.2%
Entertainment	3,060	2,855	205	7.2%
Other	538	483	55	11.4%
Depreciation and amortization	4,394	4,020	374	9.3%
Hotel facility and land lease	1,786	1,714	72	4.2%
Gain on asset dispositions, net	(107)	(190)	83	43.7%
Undistributed corporate expenses	5,082	1,450	3,632	250.5%

Total expenses	44,826	40,569	4,257	10.5%

Operating loss	(5,267)	(1,265)	(4,002)	-316.4%

Other income (expense):
Interest expense	(2,279)	(2,242)	(37)	-1.7%
Minority interest in partnerships, net	17	12	5	41.7%
Other income, net	412	309	103	33.3%

Loss from continuing operations before income taxes	(7,117)	(3,186)	(3,931)	-123.4%
Income tax benefit	(2,607)	(1,206)	(1,401)	-116.2%

Net loss from continuing operations	(4,510)	(1,980)	(2,530)	-127.8%

Discontinued operations:
Loss from operations of discontinued business units, net of income tax benefit of $8	—	(14)	14	100.0%
Net loss on disposal of discontinued business units, net of income tax benefit of $6	—	(12)	12	-100.0%

Loss from discontinued operations	—	(26)	26	100.0%

Net loss	$(4,510)	$(2,006)	$(2,504)	-124.8%

Loss per share — basic and diluted: (1)
Net loss from continuing operations	$(0.25)	$(0.10)	$(0.15)
Loss from discontinued operations	—	—	—

Net loss	$(0.25)	$(0.10)	$(0.15)

Weighted average shares — basic and diluted	18,231	19,148

EBITDA (2)	$(444)	$3,034	$(3,478)	-114.6%
EBITDA as a percentage of revenues (3)	-1.1%	7.6%

EBITDA from continuing operations (2)	$(444)	$3,076	$(3,520)	-114.4%
EBITDA from continuing operations (3) as a percentage of revenues	-1.1%	7.8%

(1)	For the three months ended March 31, 2008 and 2007, all of the 1,324,540 and 1,159,080 options to purchase common shares outstanding as of those dates, respectively, were considered anti-dilutive due to the loss for the period. Likewise, all of the 44,837 and 142,663 convertible operating partnership (“OP”) units, respectively, were considered anti-dilutive, as were the 41,938 and 25,803 units of unissued restricted stock outstanding.

(2)	The definition of “EBITDA” and how that measure relates to net loss is discussed further in this release under Non-GAAP Financial Measures.

(3)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $39,559,000 and $39,887,000 for the three months ended March 31, 2008 and 2007, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the financial statements.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	March 31,	December 31,
	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$11,628	$15,044
Restricted cash	4,113	4,439
Accounts receivable, net	10,257	10,330
Inventories	1,320	1,416
Prepaid expenses and other	5,511	3,352

Total current assets	32,829	34,581

Property and equipment, net	259,436	260,574
Goodwill	28,042	28,042
Intangible assets, net	11,452	11,582
Other assets, net	8,250	9,730

Total assets	$340,009	$344,509

Liabilities:
Current liabilities:
Accounts payable	$4,054	$4,189
Accrued payroll and related benefits	5,666	6,166
Accrued interest payable	353	356
Advance deposits	859	345
Other accrued expenses	10,727	10,419
Long-term debt, due within one year	5,660	5,547

Total current liabilities	27,319	27,022

Long-term debt, due after one year	77,021	77,673
Deferred income	8,996	9,169
Deferred income taxes	17,119	17,294
Minority interest in partnerships	14	31
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	161,294	162,014

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 18,228,271 and 18,312,756 shares issued and outstanding	182	183
Additional paid-in capital, common stock	141,284	140,553
Retained earnings	37,249	41,759

Total stockholders’ equity	178,715	182,495

Total liabilities and stockholders’ equity	$340,009	$344,509

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Three months ended March 31,
	2008	2007
Operating activities:
Net loss	$(4,510)	$(2,006)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,394	4,028
Gain on disposition of property, equipment and other assets, net	(107)	(190)
Deferred income tax provision	(175)	(12)
Minority interest in partnerships	(17)	(12)
Equity in investments	9	9
Imputed interest expense	55	52
Compensation expense related to stock issuance	1,581	217
Provision for (collection of) doubtful accounts	(121)	(13)
Change in current assets and liabilities:
Restricted cash	326	(1,296)
Accounts receivable	203	(414)
Inventories	96	30
Prepaid expenses and other	(2,159)	(726)
Accounts payable	(135)	(1,242)
Accrued payroll and related benefits	(500)	(1,705)
Accrued interest payable	(3)	(58)
Other accrued expenses and advance deposits	766	1,396

Net cash used in operating activities	(297)	(1,942)

Investing activities:
Purchases of property and equipment	(2,968)	(5,160)
Non-current restricted cash for sublease tenant improvements	805	—
Proceeds from short-term liquid investments	—	7,635
Advances to Red Lion Hotels Capital Trust	(27)	(17)
Other, net	516	(41)

Net cash (used in) provided by investing activities	(1,674)	2,417

Financing activities:
Repayment of long-term debt	(594)	(572)
Common Stock Redeemed	(922)	—
Proceeds from issuance of common stock under employee stock purchase plan	71	88
Proceeds from stock option exercises	—	379

Net cash used in financing activities	(1,445)	(105)

Net cash in discontinued operations	—	(32)

Change in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(3,416)	338
Cash and cash equivalents at beginning of period	15,044	13,262

Cash and cash equivalents at end of period	$11,628	$13,600

Red Lion Hotels Corporation
Additional Hotel Statistics
(unaudited)
System-wide Hotels as of March 31, 2008

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	30	5,456	279,684
Other Leased Hotel (1)	1	310	5,000
Red Lion Franchised Hotels (6)	22	3,500	156,956

Total	53	9,266	441,640

Total Red Lion Hotels	52	8,956	436,640
Comparable Hotel Statistics (2)

	Three months ended March 31, 2008			Three months ended March 31, 2007
	Average			Average
	Occupancy (3)	ADR (4)	RevPAR (5)	Occupancy (3)	ADR (4)	RevPAR (5)

Owned and Leased Hotels	52.8%	$85.00	$44.91	52.5%	$82.27	$43.23
Franchised Hotels	47.9%	$73.51	$35.22	55.7%	$70.92	39.50

Total System Wide	51.2%	$81.44	$41.69	53.6%	$78.35	41.99

Change from prior comparative period:
Owned and Leased Hotels	0.3	3.3%	3.9%
Franchised Hotels	(7.8)	3.7%	-10.8%

Total System Wide	(2.4)	3.9%	-0.7%

(1)	Represents a hotelacquired in the fourth quarter of 2007 that is being repositioned as a Red Lion, although until that time has been flagged as an independent.

(2)	Includes all hotels owned, leased and franchised, presented on a comparable basis for hotel statistics.

(3)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(4)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(5)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(6)	In April 2008, franchise agreements with three hotels expired and were not renewed. In addition, we terminated a franchise agreement another hotel for non-performance. This reduces the total number of franchised hotels in the system to 18, and the total hotels in the system to 49 as of the date of this release.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Loss
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net loss for the periods presented:

	Three months ended March 31,
	2008	2007
EBITDA from continuing operations	$(444)	$3,076
Income tax benefit — continuing operations	2,607	1,206
Interest expense — continuing operations	(2,279)	(2,242)
Depreciation and amortization — continuing operations	(4,394)	(4,020)

Net loss from continuing operations	(4,510)	(1,980)
Loss from discontinued operations	—	(26)

Net loss	$(4,510)	$(2,006)

EBITDA	$(444)	$3,034
Income tax benefit	2,607	1,220
Interest expense	(2,279)	(2,231)
Depreciation and amortization	(4,394)	(4,029)

Net loss	$(4,510)	$(2,006)

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss), which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

Disclosure of Special Items
(unaudited)
As previously announced, the Company’s former President and Chief Executive Officer retired in February 2008. In connection with the retirement agreement, the Company recorded an expense of $3.7 million in separation costs during the first quarter of 2008. As a result, the operations as presented in the accompanying financial statements do not reflect a meaningful comparison of continuing operations between periods. The follow table represents a reconciliation of certain earnings measures from continuing operations before special items to loss from continuing operations after special items.

	Three months ended March 31, 2008			Three months ended March 31, 2007
	Net Loss	EBITDA	Diluted EPS	Net Loss	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special item	$(2,153)	$3,210	$(0.12)	$(1,980)	$3,076	$(0.10)

Special items:
Separation costs (1)	(3,654)	(3,654)	(0.20)	—	—	—
Income tax expense of special item (2)	1,297	—	0.07	—	—	—

Amount per consolidated statement of operations	$(4,510)	$(444)	$(0.25)	$(1,980)	$3,076	$(0.10)

Change from the comparative period:
Amount before special item	-8.7%	4.4%	-20.7%
Amount per consolidated statement of operations	-127.8%	-114.4%	150.0%

(1)	Amount as included in the line item “Undistributed corporate expenses” on the accompanying consolidated statements of operations.

(2)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.